Exhibit 10(c)

FIRST AMENDMENT AGREEMENT

FIRST AMENDMENT AGREEMENT dated as of November 18, 2011 (this “Amendment”), among THE DAYTON POWER AND LIGHT COMPANY, an Ohio corporation (the “Borrower”), the lenders party to the Credit Agreement (as defined below) (collectively, the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent and an L/C Issuer (the “Administrative Agent”).

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Lenders and the Administrative Agent have entered into a Credit Agreement dated as of April 20, 2010 (as may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Credit Agreement.

(2)           The Borrower has requested that the Lenders modify and amend certain provisions of the Credit Agreement as more particularly set forth below.

(3)           The Lenders, the Administrative Agent and L/C Issuer are willing to amend the Credit Agreement as described in Preliminary Statement 2 above on the terms, conditions and to the extent expressly set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

Section 1.01.        Amendments to Section 1.01.  (a)  The definitions of “Acquisition”, “Business Day”, “Change in Law”, “Change of Control” and “ERISA Event” are hereby deleted from the Credit Agreement in their entirety and are substituted with the following:

“Acquisition” means any acquisition (a) on a going concern basis (whether by purchase, merger or otherwise) of assets constituting a business or a division or line of business of a Person that is not a Subsidiary of the Borrower or (b) of a majority of the outstanding Equity Interests in any such Person (whether by merger, stock purchase or otherwise).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located or in New York, New York, and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than AES (directly or indirectly) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)           during any period of 12 consecutive months, a majority of the members (excluding vacancies) of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body ; or

(c)           the Parent shall cease to own, free and clear of all Liens and other encumbrances and on a fully diluted basis, 100% of the outstanding shares of all classes of stock of the Borrower ordinarily having the right to vote at an election of directors, or any contingency shall occur that causes any class of stock of the Borrower, the shares of which are not owned by the Parent, to have the right to vote at an election of directors.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the assessment of withdrawal liability under Title IV of ERISA upon the Borrower or any ERISA Affiliate in connection with the Borrower’s or any ERISA Affiliate’s complete or partial withdrawal from a Multiemployer Plan or the Borrower’s or any ERISA Affiliate’s notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA upon the Borrower or any ERISA Affiliate, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.”

(b)           The following definitions are hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

““Acquisition Transaction” means the acquisition by AES or any Subsidiary thereof, of at least a majority of the outstanding stock of the Parent.

“AES” means The AES Corporation.

“Short Term Investments” means short-term investments as defined by GAAP.”

Section 1.02         Amendments to Section 4.02(a).  Section 4.02(a) of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“4.02 Conditions to all Credit Extensions.  The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)           The representations and warranties of the Borrower contained in Article V shall be true and correct in all material respects on and as of the date of such Credit Extension, except that (i) if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (except that if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects), (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses

(a) and (b), respectively, of Section 6.01 and (iv) the representations and warranties contained in Section 5.05(c) and 5.06(a)(ii) do not need to be true and correct for any Borrowing.”

Section 1.03.        Amendments to Section 5.03.  Section 5.03 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“5.03      Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions, notices and filings (a) that have been obtained or made on or before the Closing Date and are in full force and effect, and (b) from The Public Utilities Commission of Ohio which are necessary or required annually in order to permit the Borrower to incur or keep outstanding Obligations hereunder.”

Section 1.04         Amendments to Section 5.05.  Section 5.05 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“5.05      Financial Statements; No Material Adverse Effect.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness (other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect (excluding the effects of the Acquisition Transaction and any financing therefor, if any)).

(b)           The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated March 31, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect (excluding the effects of the Acquisition Transaction and any financing therefor, if any).”

Section 1.05         Amendments to Section 5.06(a).  Section 5.06(a) of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(a)         There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries that (i) question the validity or the enforceability of the Loan Documents, or any of any action to be taken by the Borrower pursuant to any of the Loan Documents, or (ii) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (excluding the effects of the Acquisition Transaction and any financing therefor, if any).”

Section 1.06         Amendments to Section 5.12.  Section 5.12 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“5.12      ERISA Compliance.

(a)           Each Pension Plan of the Borrower and its Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws.  Neither the Borrower nor any Subsidiary has, or has at any time during the preceding six years had, an obligation to contribute to a Multiemployer Plan.  Each Pension Plan of the Borrower and its Subsidiaries that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service.  To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.  There has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan of the Borrower and its Subsidiaries that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event with respect to any Pension Plan of the Borrower or its Subsidiaries has occurred, and neither the Borrower nor any Subsidiary is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any such Pension Plan ; (ii) the Borrower and each Subsidiary has met in all material respects all applicable requirements under the Pension Funding Rules in respect of each Pension Plan of the Borrower and its Subsidiaries, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan of the Borrower and its Subsidiaries, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any Subsidiary knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such Pension Plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any Subsidiary has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any Subsidiary has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan of the Borrower and its Subsidiaries has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any such Pension Plan.

(d)           For the avoidance of doubt, references to “Pension Plan” and “Multiemployer Plan” in this Section 5.12 refer only to Pension Plans and Multiemployer Plans of the Borrower and its Subsidiaries and do not refer to the Pension Plans or Multiemployer Plans of other ERISA Affiliates of the Borrower and its Subsidiaries.”

Section 1.07         Amendments to Section 6.03.  Section 6.03 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“6.03      Notices.  Promptly, after an officer of the Borrower has knowledge thereof, notify the Administrative Agent and each Lender:

(a)           of the occurrence of any Default;

(b)           of any (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case under any of the foregoing clauses (i), (ii) and (iii) where such event could reasonably be expected to have a Material Adverse Effect;

(c)           of the occurrence of any ERISA Event;

(d)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e)           of any amendment to the Organization Documents of the Borrower filed by the Borrower in the applicable office in the jurisdiction where it is organized; and

(f)            Any Rating change.”

Section 1.08         Amendments to Section 6.09.  Section 6.09 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“6.09      Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made in all material respects of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.”

Section 1.09         Amendments to Section 7.01.  Section 7.01 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“7.01      Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, refinancings or extensions thereof, provided that the amount secured or benefited thereby is not increased;

(c)           Liens for Taxes, assessments or charges or levies on property not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained in accordance with GAAP;

(d)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which do not secure obligations overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained;

(e)           Liens, pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than Liens imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, indemnity or performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           easements, rights-of-way, zoning, restrictions or other similar encumbrances or imperfections in title and obligations contained in similar instruments and prior rights of other Persons which, do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries or could not reasonably be expected to have a Material Adverse Effect;

(h)           Liens securing judgments, decrees or attachments not constituting an Event of Default under Section 8.01(h);

(i)            Liens on property of the Borrower securing the Borrower’s First Mortgage Bonds issued pursuant to the Indenture, dated as of October 1, 1935, as amended, supplemented, refinanced, replaced or otherwise modified from time to time, between the Borrower and The Bank of New York Mellon (or its predecessors or successors);

(j)            Liens on property of the Borrower in connection with collateralized pollution control bonds;

(k)           Liens on property of the Borrower in connection with any construction project or generating plant as security for any Indebtedness incurred for the purpose of financing all or part of such construction project or generating plant, and in each case, Liens and charges incidental thereto; provided that the aggregate amount of Indebtedness secured by Liens permitted pursuant to this clause (k) shall not exceed $500,000,000;

(l)            banker’s liens and rights of setoff arising by operation of law and contractual rights of setoff;

(m)          leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or its Subsidiaries and any interest or title of a lessee under any lease not in violation of this Agreement;

(n)           purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o)           the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or any provision of law, to purchase or capture or designate a purchaser of any property;

(p)           Liens with respect to cash collateral deposited by the Borrower with counterparties in the ordinary course of Borrower’s purchase and sale of energy, power, interest rate hedges, coal and other commodities;

(q)           Liens arising from the rights of lessors under leases (including financing statements regarding property subject to such lease) permitted under this Agreement; provided that such Liens are only in respect of property subject to, and secure only, the respective lease (and any other lease with the same or affiliated lessor);

(r)            any (i) Lien existing on any property at the time such property is acquired by the Borrower or any of its Subsidiaries or on any property of any Person at the time such Person becomes, or is merged into, a Subsidiary of the Borrower; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or being merged into, such Subsidiary, as the case may be, (B) such Lien shall not attach or apply to any other property or assets of the Borrower or any of its Subsidiaries, and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes, or is merged into, such Subsidiary, as the case may be, and any extension, renewal, refunding or refinancing thereof, so long as the aggregate principal amount so extended, renewed, refunded or refinanced is not increased, and (ii) Lien securing Indebtedness in respect of purchase money obligations for the acquisition, lease, construction or improvement of fixed assets or Capital Lease Obligations, provided that (A) such Lien only attaches to such fixed assets being acquired, leased, constructed or improved and (B) the Indebtedness secured by such Lien does not exceed the cost or fair market value, whichever is lower, of the fixed assets being acquired, leased, constructed or improved on the date of acquisition, lease, construction or improvement; provided that the aggregate principal amount of Indebtedness at any time outstanding secured by a Lien described in this subsection (r) shall not exceed an amount equal to 5% of the Consolidated Tangible Assets at such time;

(s)            Liens incurred in connection with an obligation to cash collateralize letters of credit or swing line loans; and

(t)            Liens, in addition to those listed above, securing Indebtedness and other obligations in an aggregate amount at any time not exceeding the greater of (i) $50,000,000 and (ii) 2.5% of Consolidated Tangible Assets.”

Section 1.10         Amendments to Section 7.02(a).  Section 7.02(a) of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(a)         Investments held by the Borrower or such Subsidiary in the form of cash, cash equivalents or other Short Term Investments;”

Section 1.11         Amendments to Section 7.04.  Section 7.04 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“7.04      Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of surplus, obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;

(e)           Dispositions permitted by Sections 7.01, 7.02 and 7.03;

(f)            Dispositions of property having a fair market value of less than $5,000,000 individually; and

(g)           Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.04 so long as (A) the aggregate amount (based upon the fair market value of the assets) of all property sold or otherwise disposed pursuant to all such Dispositions on and after the Closing Date at the time of and after giving effect to any such Disposition does not constitute a Substantial Portion of the property of the Borrower and its Subsidiaries and (B) at least 80% of the total consideration received by the Borrower or any of its Subsidiaries, as applicable, for such Disposition or series of Dispositions consists of cash or cash equivalents;

provided, however, that any Disposition pursuant to clauses (a) through (g) shall be for fair market value.”

Section 1.12         Amendments to Section 7.06.  Section 7.06 of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“7.06      Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries, (b) sales of goods by the Borrower or any of its Subsidiaries to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, (c) agreements and transactions with and payments to officers, directors and shareholders that are either (i) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement or (ii) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement, or (d) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans and other compensation arrangements with respect to the procurement of services with their respective officers and employees, and any employment agreements entered into by Borrower or any Subsidiary, in each case approved by the Borrower or any Subsidiary in good faith.”

Section 1.13         Amendments to Section 8.01(e).  Section 8.01(e) of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(e)         Cross-Default.  (i) The Borrower or any Subsidiary (A) defaults in any payment (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after applicable notices have been given and grace periods have expired) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) defaults in the performance of any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto (after all applicable notices have been given and grace periods have expired), or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after all applicable grace periods have expired, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; or”

Section 1.14         Amendments to Section 8.01(i).  Section 8.01(i) of the Credit Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

“(i)          ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Borrower under Title IV of ERISA to the Pension Plan, a Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, and the Borrower or any ERISA Affiliate fails to make any payment in satisfaction of such liability after the expiration of any applicable grace period, in accordance with applicable law or any agreement entered into in respect thereof, (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000 or (iii) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which could reasonably be expected to result in a Material Adverse Effect; or”

Section 1.15         Amendments to Section 8.01(k).  Section 8.01(k) of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

“(k)         Change of Control.  There occurs any Change of Control, other than a Change of Control resulting from (i) the Acquisition Transaction or (ii) the pledge (but not the foreclosure, any transfer-in-lieu of foreclosure or any other transfer except as collateral security) by AES or a subsidiary of AES of any equity interest in the Parent to secure its corporate obligations.”

Section 1.16         Amendments to Section 10.04(b).  Section 10.04(b) of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

“(b)         Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses, (A) (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) arise out of any claim, litigation, investigation or proceeding that does not involve an act or omission by the Borrower or any of its affiliates and that is brought by an Indemnitee against any other Indemnitee.”

Section 1.17         Amendments to Section 10.13.  Section 10.13 of the Credit Agreement is deleted in its entirety and the following is substituted therefor:

“10.13    Replacement of Lenders.  (i) If any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) if any Lender gives a notice under Section 3.02, (iv) if any Lender is a Defaulting Lender, (v) if any Lender is a Restricted Lender (as defined below), or (vi) if the long term local issuer credit rating, or the equivalent rating, by S&P of any Lender has dropped below BBB+ and the long term bank deposit credit rating, or the equivalent rating, by Moody’s has dropped below Baa1; then, in the case of clauses (i) through (v), the Borrower, and in the case of clause (vi), the Administrative Agent, may, at the sole expense and effort of the Borrower or, in the case of clause (vi), the sole expense of the Borrower and the joint effort of the Borrower and the Administrative Agent, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           in the case of any such assignment by a Restricted Lender, the assignee must have approved in writing the substance of the amendment, waiver or consent which caused the assignor to be a Restricted Lender; and

(e)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, a reasonable time prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.

For the purposes of this Section 10.13, a “Restricted Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.”

Section 1.18  Exhibit C.  Exhibit C to the Agreement is deleted in its entirety and replaced by a new Exhibit C in the form attached hereto as Exhibit A.

Section 1.19  Representations and Warranties.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

(a)  The representations and warranties set forth in Article III of the Credit Agreement and in each other Loan Document are true and correct in all material respects on and as of the date hereof and on and as of the Effective Date (as defined below) with the same effect as though made on and as of the date hereof or the Effective Date, as the case may be, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except that for purposes of this Amendment, the representations and warranties contained in of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 5.05 of the Credit Agreement.

(b)           Immediately after giving effect to this Amendment, on the date hereof and on the Effective Date, no Default or Event of Default has occurred and is continuing.

(c)  The execution, delivery and performance of this Amendment by the Borrower has been duly authorized by all requisite corporate or other organizational action.

(d)  This Amendment constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to Debtor Relief Laws and general equity and public policy principles.

(e)  The execution, delivery and performance of this Amendment by the Borrower does not and will not (i) contravene the terms of any of the Borrower’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or (except for the Liens created under the Loan Documents) the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which the Borrower is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or their respective property is subject; or (iii) violate any Law, except in any case referred to in clause (ii) or (iii), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

The Borrower hereby acknowledges that this Amendment is granted by the Required Lenders party hereto in express reliance upon the accuracy of the foregoing representations and warranties.

Section 1.20         Effectiveness.  This Amendment shall become effective only upon satisfaction of the following conditions precedent (the first date upon which each such condition has been satisfied being herein called the “Effective Date”):

(a)  The Administrative Agent shall have received duly executed counterparts of this Amendment which, when taken together, bear the authorized signatures of the Borrower, the Administrative Agent, the L/C Issuer and the Required Lenders.

(b)  The representations and warranties set forth in Section 1.19 hereof shall be true and correct on and as of the Effective Date.

(c)  The Administrative Agent shall have received all fees and expenses required to be paid by the Borrower pursuant to Section 1.24 of this Amendment.

(d)  The Lenders shall have received such other documents, consents, legal opinions, instruments and certificates as they shall reasonably request and such other documents, legal opinions, instruments and certificates shall be satisfactory in form and substance to the Lenders and their counsel.  All corporate and other proceedings taken or to be taken in connection with this Amendment and all documents incidental thereto, whether or not referred to herein, shall be satisfactory in form and substance to the Lenders and their counsel.

Section 1.21         Instrument Pursuant to Credit Agreement.  This Amendment is, and from and after the Effective Date shall be deemed to be, a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

Section 1.22         Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).

Section 1.23         Counterparts.  This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 1.24         Fees and Expenses.  The Borrower shall pay reasonable fees, costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder or related hereto (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent).

Section 1.25         Severability.  In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 1.26         Integration.  This Amendment represents the agreement of the Borrower, the Administrative Agent and the Required Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 1.27         Confirmation.  Except as expressly provided, herein, all of the terms of the Credit Agreement and the other Loan Documents shall continue in full force and effect and are hereby ratified and confirmed in all respects.

Section 1.28         Loan Documents.  Except as expressly set forth herein, the amendments and modifications provided herein shall not by implication or otherwise limit, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall they constitute a waiver of any Default or Event of Default, nor shall they alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document.  Each of the amendments provided herein shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to by such amendment.  Except as expressly amended herein, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

Borrower:

THE DAYTON POWER AND LIGHT COMPANY

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

Administrative Agent and L/C Issuer:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Lenders:

BANK OF AMERICA, N.A., as a Lender and as L/C Issuer

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

FIFTH THIRD BANK, as a Lender

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

EXHIBIT A

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  , 20

To:  Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of April 20, 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Dayton Power and Light Company, an Ohio corporation (the “Borrower”), the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and an L/C Issuer, and PNC Capital Markets, LLC and U.S. Bank National Association, as Co-Syndication Agents.

The undersigned Responsible Officer, solely in his/her capacity as a Responsible Officer of the Borrower and not in his/her individual capacity and without personal liability to the Administrative Agent or the Lenders with respect hereto, on behalf of the Borrower, hereby certifies as of the date hereof that he/she is the of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a reasonably detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements, and

[select one:]

[to the knowledge of the undersigned, as of the date hereof no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, the following is a list of each such Default and its nature and status:]

3.                                      The representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects on and as of the date hereof, except that (i) if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects, (ii) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (except that if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects), (iii) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered and (iv) the representations and warranties contained in Section 5.05(c) and 5.06(a)(ii) do not need to be true and correct.

4.                                      The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                                       ,                                         .

THE DAYTON POWER AND LIGHT COMPANY

By:
Name:
Title:

For the Quarter/Year ended                            (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

Section 7.11 — Consolidated Total Debt to Consolidated Total Capitalization.

I.	Consolidated Total Debt at Statement Date:		$

II.	Consolidated Total Capitalization at Statement Date:

	A.	Consolidated Total Debt (Line I above):	$

	B.	+ Consolidated Net Worth:	$

	C.	+ Preferred stock of the Borrower:	$

	D.	= Consolidated Total Capitalization:	$

III.	Ratio (Line I + Line II.D):		to 1.00

	Maximum permitted:		0.65 to 1.00